Exhibit 99.1

Global Partners Reports Third-Quarter 2021 Financial Results

WALTHAM, Mass.--(BUSINESS WIRE)--November 5, 2021--Global Partners LP (NYSE: GLP) today reported financial results for the third quarter ended September 30, 2021.

“Margin growth in all three segments highlighted a solid third quarter that demonstrated the resilience of our integrated business model, from our terminal network to our retail portfolio,” said Eric Slifka, the Partnership’s President and CEO. “With COVID-19 restrictions eased, we continued to see improved demand across our portfolio.

“GDSO (Gasoline Distribution and Station Operations) margins and volume posted double-digit percentage growth in the quarter, despite a significant increase in wholesale fuel prices year-over-year,” Slifka continued. “In addition, we benefited from favorable market conditions in gasoline and distillates in our Wholesale segment and increased volume and improved margins in our Commercial segment.

“Our Q3 performance underscores our role as a critical infrastructure company. Every day, we provide the essential products and services people need to fuel their vehicles, heat their homes, run their businesses, and add convenience to their lives,” Slifka said. “Like other businesses, we encountered spot supply chain disruptions and labor shortages. We were able to mitigate these issues where possible, minimizing impacts, and our third-quarter results were strong.”

Financial Highlights

Net income attributable to the Partnership was $33.6 million, or $0.86 per diluted common limited partner unit, for the third quarter of 2021 compared with $18.2 million, or $0.47 per diluted common limited partner unit, for the same period in 2020.

Earnings before interest, taxes, depreciation and amortization (EBITDA) was $79.4 million for the third quarter of 2021 compared with $65.0 million for the year-earlier period.

Adjusted EBITDA for the three months ended September 30, 2021 was $79.2 million compared with $65.9 million for the third quarter of 2020.

Distributable cash flow (DCF) totaled $49.7 million for the third quarter of 2021 compared with $31.3 million for the 2020 period.

Gross profit in the third quarter of 2021 increased to $203.1 million from $169.2 million a year earlier, primarily reflecting higher product margins in the GDSO segment and more favorable market conditions in the Wholesale segment, primarily in gasoline and gasoline blendstocks and other oils and related products.

Combined product margin, which is gross profit adjusted for depreciation allocated to cost of sales, was $223.9 million in the third quarter of 2021 compared with $189.3 million in the third quarter of 2020.

Combined product margin, EBITDA, Adjusted EBITDA, and DCF are non-GAAP (Generally Accepted Accounting Principles) financial measures, which are explained in greater detail below under “Use of Non-GAAP Financial Measures.” Please refer to Financial Reconciliations included in this news release for reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measures for the three and nine months ended September 30, 2021 and 2020.

GDSO segment product margin was $177.7 million in the third quarter of 2021 compared with $158.9 million in the third quarter of 2020, primarily reflecting an increase in fuel volume and increases in activity at the Partnership’s convenience stores.

Wholesale segment product margin was $42.3 million in the third quarter of 2021 compared with $28.9 million in the third quarter of 2020, primarily reflecting more favorable market conditions in gasoline and distillates in the 2021 period.

Commercial segment product margin was $3.9 million compared with $1.5 million in the third quarter of 2020, primarily driven by an increase in volume sold and improved margins.

Sales were $3.3 billion in the third quarter of 2021 compared with $2.0 billion in the same period of 2020, primarily due to an increase in prices. Wholesale segment sales increased to $1.8 billion in the third quarter of 2021 from $1.2 billion in the year-earlier period. GDSO segment sales were $1.3 billion in the third quarter of 2021 versus $0.8 billion in the third quarter of 2020. Commercial segment sales were $202.5 million in the third quarter of 2021 compared with $83.5 million in the third quarter of 2020.

Volume in the third quarter of 2021 was 1.3 billion gallons compared with 1.4 billion gallons in the same period of 2020. Wholesale segment volume was 813.4 million gallons in the third quarter of 2021 and 916.7 million gallons in the third quarter of 2020. GDSO volume was 416.8 million gallons in the third quarter of 2021 compared with 376.3 million gallons in the third quarter of 2020. Commercial segment volume was 101.2 million gallons in the third quarter of 2021 compared with 60.9 million gallons in the year-earlier period.

Recent Highlights

  During the third quarter, the Partnership acquired 14 convenience stores and Citgo-branded gasoline stations, predominantly in Vermont.
  In October, Global announced a quarterly cash distribution of $0.5750 per unit, or $2.30 per unit on an annualized basis, on all of its outstanding common units for the period from July 1 to September 30, 2021. The distribution will be paid November 12, 2021 to unitholders of record as of the close of business on November 8, 2021.

Business Outlook

“Looking ahead, we are well-positioned both financially and operationally as we prepare to close out 2021,” Slifka said. “While we remain mindful about the uncertainty of COVID-19, we are encouraged by the improved demand environment in our business. With global supply shortages and a sharp rise in prices creating challenges for natural gas heading into the winter months, our industry will have the opportunity to reinforce the benefits of liquid fuels as a reliable and cost-effective source of energy.”

The extent to which the COVID-19 pandemic may affect our operating results remains uncertain. The COVID-19 pandemic has had, and may continue to have, material adverse consequences for general economic, financial and business conditions, and could materially and adversely affect our business, financial condition and results of operations and those of our customers, suppliers and other counterparties.

Conference Call and Webcast

Global Partners’ third-quarter 2021 earnings conference call is scheduled to begin at 10:00 a.m. ET today. The dial-in numbers are (877) 709-8155 (U.S. and Canada) or (201) 689-8881 (International). Please plan to dial in to the call at least 15 minutes prior to the start time. The webcast can be accessed via a link at https://ir.globalp.com.

About Global Partners LP

With approximately 1,600 locations primarily in the Northeast, Global Partners is one of the region’s largest independent owners, suppliers and operators of gasoline stations and convenience stores. Global also owns, controls or has access to one of the largest terminal networks in New England and New York, through which it distributes gasoline, distillates, residual oil and renewable fuels to wholesalers, retailers and commercial customers. In addition, Global engages in the transportation of petroleum products and renewable fuels by rail from the mid-continental U.S. and Canada. Global, a master limited partnership, trades on the New York Stock Exchange under the ticker symbol “GLP.” For additional information, visit www.globalp.com.

Use of Non-GAAP Financial Measures

Product Margin

Global Partners views product margin as an important performance measure of the core profitability of its operations. The Partnership reviews product margin monthly for consistency and trend analysis. Global Partners defines product margin as product sales minus product costs. Product sales primarily include sales of unbranded and branded gasoline, distillates, residual oil, renewable fuels, crude oil and propane, as well as convenience store sales, gasoline station rental income and revenue generated from logistics activities when the Partnership engages in the storage, transloading and shipment of products owned by others. Product costs include the cost of acquiring products and all associated costs including shipping and handling costs to bring such products to the point of sale as well as product costs related to convenience store items and costs associated with logistics activities. The Partnership also looks at product margin on a per unit basis (product margin divided by volume). Product margin is a non-GAAP financial measure used by management and external users of the Partnership’s consolidated financial statements to assess its business. Product margin should not be considered an alternative to net income, operating income, cash flow from operations, or any other measure of financial performance presented in accordance with GAAP. In addition, product margin may not be comparable to product margin or a similarly titled measure of other companies.

EBITDA and Adjusted EBITDA

EBITDA and Adjusted EBITDA are non-GAAP financial measures used as supplemental financial measures by management and may be used by external users of Global Partners’ consolidated financial statements, such as investors, commercial banks and research analysts, to assess the Partnership’s:

  compliance with certain financial covenants included in its debt agreements;
  financial performance without regard to financing methods, capital structure, income taxes or historical cost basis;
  ability to generate cash sufficient to pay interest on its indebtedness and to make distributions to its partners;
  operating performance and return on invested capital as compared to those of other companies in the wholesale, marketing, storing and distribution of refined petroleum products, gasoline blendstocks, renewable fuels, crude oil and propane, and in the gasoline stations and convenience stores business, without regard to financing methods and capital structure; and
  viability of acquisitions and capital expenditure projects and the overall rates of return of alternative investment opportunities.

Adjusted EBITDA is EBITDA further adjusted for gains or losses on the sale and disposition of assets and goodwill and long-lived asset impairment charges. EBITDA and Adjusted EBITDA should not be considered as alternatives to net income, operating income, cash flow from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. EBITDA and Adjusted EBITDA exclude some, but not all, items that affect net income, and these measures may vary among other companies. Therefore, EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

Distributable Cash Flow

Distributable cash flow is an important non-GAAP financial measure for the Partnership’s limited partners since it serves as an indicator of success in providing a cash return on their investment. Distributable cash flow as defined by the Partnership’s partnership agreement is net income plus depreciation and amortization minus maintenance capital expenditures, as well as adjustments to eliminate items approved by the audit committee of the board of directors of the Partnership’s general partner that are extraordinary or non-recurring in nature and that would otherwise increase distributable cash flow.

Distributable cash flow as used in our partnership agreement also determines our ability to make cash distributions on our incentive distribution rights. The investment community also uses a distributable cash flow metric similar to the metric used in our partnership agreement with respect to publicly traded partnerships to indicate whether or not such partnerships have generated sufficient earnings on a current or historic level that can sustain distributions on preferred or common units or support an increase in quarterly cash distributions on common units. Our partnership agreement does not permit adjustments for certain non-cash items, such as net losses on the sale and disposition of assets and goodwill and long-lived asset impairment charges.

Distributable cash flow should not be considered as an alternative to net income, operating income, cash flow from operations, or any other measure of financial performance presented in accordance with GAAP. In addition, distributable cash flow may not be comparable to distributable cash flow or similarly titled measures of other companies.

Forward-looking Statements

Certain statements and information in this press release may constitute “forward-looking statements.” The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “should,” “would,” “could” or other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on Global’s current expectations and beliefs concerning future developments and their potential effect on the Partnership. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting the Partnership will be those that it anticipates. Forward-looking statements involve significant risks and uncertainties (some of which are beyond the Partnership’s control) including, without limitation, the impact and duration of the COVID-19 pandemic, uncertainty around the timing of an economic recovery in the United States which will impact the demand for the products we sell and the services that we provide, uncertainty around the impact of the COVID-19 pandemic to our counterparties and our customers and their corresponding ability to perform their obligations and/or utilize the products we sell and/or services we provide, uncertainty around the impact and duration of federal, state and municipal regulations related to the COVID-19 pandemic, and assumptions that could cause actual results to differ materially from the Partnership’s historical experience and present expectations or projections.

For additional information regarding known material factors that could cause actual results to differ from the Partnership’s projected results, please see Global’s filings with the SEC, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. Global undertakes no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

GLOBAL PARTNERS LP CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands, except per unit data) (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Sales	$3,323,910	$2,061,382	$9,156,382	$6,126,052
Cost of sales	3,120,852	1,892,141	8,630,247	5,571,126
Gross profit	203,058	169,241	526,135	554,926

Costs and operating expenses:
Selling, general and administrative expenses	54,674	43,218	155,029	143,158
Operating expenses	92,151	82,235	260,848	241,502
Amortization expense	2,742	2,712	8,138	8,137
Net (gain) loss on sale and disposition of assets	(192)	691	(675)	623
Long-lived asset impairment	-	203	188	1,927
Total costs and operating expenses	149,375	129,059	423,528	395,347

Operating income	53,683	40,182	102,607	159,579

Interest expense	(19,660)	(19,854)	(60,339)	(62,544)

Income before income tax (expense) benefit	34,023	20,328	42,268	97,035

Income tax (expense) benefit	(386)	(2,136)	(789)	205

Net income	33,637	18,192	41,479	97,240

Net loss attributable to noncontrolling interest	-	38	-	528

Net income attributable to Global Partners LP	33,637	18,230	41,479	97,768

Less: General partner's interest in net income, including
incentive distribution rights	993	324	2,581	857
Less: Preferred limited partner interest in net income	3,463	1,682	8,746	5,046

Net income attributable to common limited partners	$29,181	$16,224	$30,152	$91,865

Basic net income per common limited partner unit (1)	$0.86	$0.48	$0.89	$2.71

Diluted net income per common limited partner unit (1)	$0.86	$0.47	$0.88	$2.68

Basic weighted average common limited partner units outstanding	33,897	33,924	33,934	33,887

Diluted weighted average common limited partner units outstanding	34,087	34,209	34,225	34,241

(1) Under the Partnership's partnership agreement, for any quarterly period, the incentive distribution rights ("IDRs") participate in net income only to the extent of the amount of cash distributions actually declared, thereby excluding the IDRs from participating in the Partnership's undistributed net income or losses. Accordingly, the Partnership's undistributed net income or losses is assumed to be allocated to the common unitholders and to the General Partner's general partner interest. Net income attributable to common limited partners is divided by the weighted average common units outstanding in computing the net income per limited partner unit.

GLOBAL PARTNERS LP CONSOLIDATED BALANCE SHEETS (In thousands) (Unaudited)

	September 30, 2021	December 31, 2020
Assets
Current assets:
Cash and cash equivalents	$15,365	$9,714
Accounts receivable, net	360,928	227,317
Accounts receivable - affiliates	2,391	2,410
Inventories	413,387	384,432
Brokerage margin deposits	35,317	21,661
Derivative assets	12,692	16,556
Prepaid expenses and other current assets	84,071	119,340
Total current assets	924,151	781,430

Property and equipment, net	1,089,386	1,082,486
Right of use assets, net	274,236	290,506
Intangible assets, net	28,587	35,925
Goodwill	328,569	323,565
Other assets	32,062	26,588

Total assets	$2,676,991	$2,540,500

Liabilities and partners' equity
Current liabilities:
Accounts payable	$314,949	$207,873
Working capital revolving credit facility - current portion	102,900	34,400
Lease liability - current portion	62,344	75,376
Environmental liabilities - current portion	4,455	4,455
Trustee taxes payable	39,855	36,598
Accrued expenses and other current liabilities	114,751	126,774
Derivative liabilities	40,288	12,055
Total current liabilities	679,542	497,531

Working capital revolving credit facility - less current portion	150,000	150,000
Revolving credit facility	43,400	122,000
Senior notes	738,884	737,605
Long-term lease liability - less current portion	222,615	226,648
Environmental liabilities - less current portion	49,055	49,166
Financing obligations	145,037	146,535
Deferred tax liabilities	56,377	56,218
Other long-term liabilities	58,035	59,298
Total liabilities	2,142,945	2,045,001

Partners' equity	534,046	495,499

Total liabilities and partners' equity	$2,676,991	$2,540,500

GLOBAL PARTNERS LP FINANCIAL RECONCILIATIONS (In thousands) (Unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Reconciliation of gross profit to product margin
Wholesale segment: (1)
Gasoline and gasoline blendstocks	$22,458	$17,136	$62,379	$84,966
Crude oil	(2,814)	(2,729)	(10,662)	2,004
Other oils and related products	22,625	14,523	54,580	59,414
Total	42,269	28,930	106,297	146,384
Gasoline Distribution and Station Operations segment:
Gasoline distribution	112,446	101,405	294,001	305,405
Station operations	65,269	57,462	176,567	154,904
Total	177,715	158,867	470,568	460,309
Commercial segment (1)	3,916	1,545	10,807	9,398
Combined product margin	223,900	189,342	587,672	616,091
Depreciation allocated to cost of sales	(20,842)	(20,101)	(61,537)	(61,165)
Gross profit	$203,058	$169,241	$526,135	$554,926

Reconciliation of net income to EBITDA and Adjusted EBITDA
Net income	$33,637	$18,192	$41,479	$97,240
Net loss attributable to noncontrolling interest	-	38	-	528
Net income attributable to Global Partners LP	33,637	18,230	41,479	97,768
Depreciation and amortization	25,692	24,745	76,172	75,192
Interest expense	19,660	19,854	60,339	62,544
Income tax expense (benefit)	386	2,136	789	(205)
EBITDA (2)	79,375	64,965	178,779	235,299
Net (gain) loss on sale and disposition of assets	(192)	691	(675)	623
Long-lived asset impairment	-	203	188	1,927
Adjusted EBITDA (2)	$79,183	$65,859	$178,292	$237,849

Reconciliation of net cash provided by operating activities to EBITDA and Adjusted EBITDA
Net cash provided by operating activities	$152,615	$88,286	$99,057	$250,289
Net changes in operating assets and liabilities and certain non-cash items	(93,286)	(45,321)	18,594	(77,621)
Net cash from operating activities and changes in operating
assets and liabilities attributable to noncontrolling interest	-	10	-	292
Interest expense	19,660	19,854	60,339	62,544
Income tax expense (benefit)	386	2,136	789	(205)
EBITDA (2)	79,375	64,965	178,779	235,299
Net (gain) loss on sale and disposition of assets	(192)	691	(675)	623
Long-lived asset impairment	-	203	188	1,927
Adjusted EBITDA (2)	$79,183	$65,859	$178,292	$237,849

Reconciliation of net income to distributable cash flow
Net income	$33,637	$18,192	$41,479	$97,240
Net loss attributable to noncontrolling interest	-	38	-	528
Net income attributable to Global Partners LP	33,637	18,230	41,479	97,768
Depreciation and amortization	25,692	24,745	76,172	75,192
Amortization of deferred financing fees	1,211	1,329	3,810	3,896
Amortization of routine bank refinancing fees	(1,002)	(1,008)	(3,052)	(2,933)
Maintenance capital expenditures	(9,841)	(11,963)	(28,135)	(24,789)
Distributable cash flow (2)(3)(4)	49,697	31,333	90,274	149,134
Distributions to preferred unitholders (5)	(3,463)	(1,682)	(8,746)	(5,046)
Distributable cash flow after distributions to preferred unitholders	$46,234	$29,651	$81,528	$144,088

Reconciliation of net cash provided by operating activities to distributable cash flow
Net cash provided by operating activities	$152,615	$88,286	$99,057	$250,289
Net changes in operating assets and liabilities and certain non-cash items	(93,286)	(45,321)	18,594	(77,621)
Net cash from operating activities and changes in operating
assets and liabilities attributable to noncontrolling interest	-	10	-	292
Amortization of deferred financing fees	1,211	1,329	3,810	3,896
Amortization of routine bank refinancing fees	(1,002)	(1,008)	(3,052)	(2,933)
Maintenance capital expenditures	(9,841)	(11,963)	(28,135)	(24,789)
Distributable cash flow (2)(3)(4)	49,697	31,333	90,274	149,134
Distributions to preferred unitholders (5)	(3,463)	(1,682)	(8,746)	(5,046)
Distributable cash flow after distributions to preferred unitholders	$46,234	$29,651	$81,528	$144,088

(1) Segment reporting results for the three and nine months ended September 30, 2020 have been reclassified between the Wholesale and Commercial segments to conform to the Partnership's current presentation.

(2) EBITDA, Adjusted EBITDA and distributable cash flow for each of the three and nine months ended September 30, 2021 include a $3.1 million expense for compensation resulting from the retirement of the Partnership's former chief financial officer in August of 2021. EBITDA, Adjusted EBITDA and distributable cash flow for the nine months ended September 30, 2021 include a $6.6 million expense for compensation and benefits resulting from the passing of the Partnership's general counsel in May of 2021. This expense relates to contractual commitments including the acceleration of grants previously awarded as well as a discretionary award in recognition of service.

(3) As defined by the Partnership's partnership agreement, distributable cash flow is not adjusted for certain non-cash items, such as net losses on the sale and disposition of assets and goodwill and long-lived asset impairment charges.

(4) Distributable cash flow for the nine months ended September 30, 2020 includes a $6.3 million income tax benefit related to the CARES Act net operating loss carryback provisions.

(5) Distributions to preferred unitholders represent the distributions payable to the Series A preferred unitholders and the Series B preferred unitholders earned during the period. Distributions on the Series A preferred units and the Series B preferred units are cumulative and payable quarterly in arrears on February 15, May 15, August 15 and November 15 of each year.

Contacts

Gregory B. Hanson
Chief Financial Officer
Global Partners LP
(781) 894-8800

Sean T. Geary
Acting General Counsel, Secretary and Vice President – Mergers & Acquisitions
Global Partners LP
(781) 894-8800